Exhibit 99.1

MATERION CORPORATION INCREASES QUARTERLY CASH DIVIDEND

MAYFIELD HEIGHTS, Ohio - May 7, 2014 - Materion Corporation (NYSE-MTRN) announced today that its Board of Directors declared a second quarter 2014 dividend of $0.085 per share of common stock, an increase of $0.005 per share, or approximately 6%. The dividend is payable on June 4, 2014 to shareholders of record at the close of business on May 21, 2014.

On an annualized basis, the amount of the dividend is $0.34 per share and equates to a yield of approximately 1.0% based on the Materion common stock price at the close of trading on May 6, 2014. The dividend represents a quarterly cash payout of approximately $1.8 million, or $7.2 million on an annualized basis. Subject to a continuing strong capital position and a determination that cash dividends continue to be in the best interest of shareholders, Materion intends to pay a quarterly dividend on an ongoing basis.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “The dividend increase reflects our continuing confidence in the strength of our business, its prospects for long-term growth and our ability to generate cash sufficient to continue to grow the business organically as well as through acquisitions while returning cash to our shareholders.”

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

▪	Actual sales, operating rates and margins for 2013 and 2014;

▪
Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures, particularly in light of the matters disclosed in this earnings release as well as in the Form 8-K that was filed on February 26, 2014;

▪	The finalization of our review of the procedural error in our physical inventory count in 2013, including the determination of the impact on affected periods;

▪	The global economy;

▪	The impact of the U.S. Federal Government shutdowns and sequestrations;

▪
The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components, commercial aerospace, defense, science, automotive electronics, medical, energy and telecommunications infrastructure;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪	Our success in completing the announced facility consolidations and the product line rationalizations and achieving the expected benefits;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

▪	The availability of adequate lines of credit and the associated interest rates;

▪
Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects;

▪	The timing and ability to achieve further efficiencies and synergies resulting from our name change and product line alignment under the Materion name and Materion brand; and

▪	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:                    Media Contact:

Michael C. Hasychak                Patrick S. Carpenter
(216) 383-6823                    (216) 383-6835
mike.hasychak@materion.com            patrick.carpenter@materion.com

http://www.materion.com